SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2010

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-29092	54-1708481
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7901 Jones Branch Drive, Suite 900, McLean, VA 22102

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (703) 902-2800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On March 30, 2010 the Audit Committee (the “Committee”) of the Board of Directors of Primus Telecommunications Group, Incorporated (the “Company”) concluded, based upon the recommendation of the Company’s management, that the Company’s consolidated condensed financial statements for the third quarter of 2009, included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and filed with the Securities and Exchange Commission (“SEC”) on November 16, 2009 (the “November 16, 2009 10-Q Filing”), should be amended to correct a non-cash error relating to accounting for unrealized foreign currency transaction losses associated with certain inter-company balances that were permanent in nature and, therefore, should have been recorded as currency translation adjustment to accumulated other comprehensive income (loss) in the equity section of the balance sheet. Accordingly, such previously filed financial statements should no longer be relied upon. The correction of this error resulted in net income now being reported for the third quarter of 2009 of $2.4 million as compared to the net loss of $15.0 million previously reported in the November 16, 2009 10-Q Filing. Further details are provided in the Company’s Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2009 filed with the SEC on April 5, 2010; see in particular Financial Note 15 contained in the Consolidated Condensed Financial Statements.

The Committee and management of the Company have discussed the matters associated with the amendment disclosed in this Current Report on Form 8-K with Deloitte & Touche, LLP, the Company’s independent registered public accounting firm.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

Dated: April 5, 2010	By:	/s/ Thomas R. Kloster
Thomas R. Kloster
Chief Financial Officer (Principal Financial Officer)